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                                                                   Exhibit 2.1.2

                         AMENDMENT AND REINSTATEMENT OF
                           PURCHASE AND SALE AGREEMENT


         THIS AMENDMENT AND REINSTATEMENT OF PURCHASE AND SALE AGREEMENT (the "AMENDMENT AND REINSTATEMENT") is made as of the 29th day of March, 1999, by and between COPLEY INVESTORS LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Delaware ("CILP") and CORPORATE ACQUISITIONS, INC., a Delaware corporation ("BUYER"), and is joined in by Anchor Title Company of Columbia, Maryland (the "TITLE COMPANY"), M.O.R. Commons Limited Partnership ("MOR"), Corporate Office Properties, L.P. ("COP LP") and CILP/Commons Office Limited Partnership, a limited partnership organized under the laws of the State of Delaware ("COLP").

         WHEREAS, CILP and Buyer have entered into that certain Purchase and Sale Agreement dated February 26, 1999 (the "PURCHASE AND SALE AGREEMENT") pursuant to which, INTER ALIA, CILP agreed to sell and Buyer agreed to purchase CILP's partnership interests in Commons Office Research Partnership and COLP, respectively;

         WHEREAS, pursuant to that certain letter from Roger A. Waesche, Jr. to AEW Capital Management dated March 3, 1999 (the "TERMINATION NOTICE"), Buyer exercised its right to terminate the Purchase and Sale Agreement; and

         WHEREAS, the parties hereto wish to reinstate the Purchase and Sale Agreement, subject however to the amendments set forth below.

         NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. Unless otherwise specifically defined herein, all capitalized terms shall have the meanings set forth in the Purchase and Sale Agreement.

         2. Notwithstanding anything to the contrary contained in the Purchase and Sale Agreement, the Purchase Price (as that term is defined in the Purchase and Sale Agreement) shall be reduced by Three Hundred Thousand Dollars ($300,000.00) so that the Purchase Price shall be the sum of Sixteen Million Eight Hundred Forty-Three Thousand Five Hundred Forty-Five and 60/100 Dollars ($16,843,545.60) and the amount of cash held by the Partnership on the Closing Date; or, if Closing occurs pursuant to the terms of Section 14.14 of the Purchase and Sale Agreement, the Purchase Price shall be Twenty-Five Million Seven Hundred Thousand and 00/100 Dollars ($25,700,000.00). The adjustment to the Purchase Price depending upon the date on which Closing occurs, referred to in Sections 2(a), 2(b) and 2(c) of the Purchase and Sale Agreement, shall no longer apply, and, accordingly, Sections 2(b) and 2(c) are hereby deleted in their entirety.


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         3. CILP acknowledges receipt of written notice (the "TITLE OBJECTION")
from Buyer of Buyer's disapproval of certain matters disclosed in its title report, which Title Objection was dated March 1, 1999 and was received on March 2, 1999. With respect to the matters set forth in the Title Objection, on or before Closing, CILP shall do the following:

                  a. CILP shall use diligent efforts to cause the current owner of Lot 5 (the "Lot 5 Owner") to (i) accept title to so-called "Lot 11," which is a storm water management area serving Lot 5; (ii) with respect to Mellon Road, enter into an easement agreement, substantially in the form entered into for the benefit of Northwest Airlines with respect to Lot 8 (a copy of which has previously been delivered to Buyer), and otherwise in form reasonably acceptable to Seller, Buyer and the Lot 5 Owner, providing for, among other things, a sharing of maintenance expenses for Mellon Road; and (iii) either consent to the fence blocking the Lot 5 Owner's access easement to Lot 5 from Lot 3, or terminate such access easement. Seller shall be under no obligation to accomplish any of the foregoing on or before Closing, and it shall not be a condition of Buyer's obligation to proceed to closing that any of the foregoing be accomplished.

                  b. CILP shall execute and deliver for the benefit of the Title Company such affidavits and indemnities, in form and substance reasonably acceptable to CILP, in order to permit the Title Company to issue a non-imputation endorsement to Buyer's title policy.

                  c. CILP shall cause to be attached to the Certificate of Compliance with respect to the Declaration of Covenants (a copy of which has previously been delivered to Buyer) an acknowledgement, permitting the Certificate to be recorded.

                  d. CILP shall provide Buyer with a copy of a Termination of Agreement, pursuant to which Hardee's Food Systems has waived its right to purchase Lot 2.

                  e. CILP shall provide a letter to Buyer that CILP is not aware of any outstanding bonds or letters of credit except with respect to grading permits for Lots 6 and 7 of the Property currently in effect. CILP has been informed by the county that the grading on Lots 6 and 7 has been satisfactorily completed, and CILP shall cause the letters of credit with respect to such grading permits to be released as soon as reasonably practicable after Closing.

         Subject to Seller's fulfillment of its obligations set forth above in this Paragraph 3, Buyer accepts title to the Property in its current condition, waives all objections to title set forth in the Title Objection not addressed in this Paragraph 3, and waives any

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objections to title which were not described in the Title Objection.

         4. Buyer hereby acknowledges that both the First Inspection Period and the Second Inspection Period have expired. Buyer further acknowledges that, subject to Paragraph 3 above, it has waived any objections it may have had to any and all aspects of the Property, and that the Property is fully satisfactory to Buyer in all respects. Consequently, Buyer shall have no right to terminate the Purchase and Sale Agreement except for Buyer's right to terminate the Purchase and Sale Agreement under Section 4.2(d) if CILP fails to perform its obligations set forth in Paragraph 3 above.

         5. If the First Deposit has been returned to Buyer, Buyer shall, concurrent with the execution and delivery of this Amendment and Reinstatement, redeliver the First Deposit to the Title Company.

         6. Subject to the amendments set forth in paragraphs 2 through 5 above, the parties hereto hereby reinstate the Purchase and Sale Agreement, so that the Purchase and Sale Agreement shall continue in full force and effect, notwithstanding the Termination Notice, as if the Termination Notice had never been given.

         7. The parties hereto agree that the Termination Notice never had any effect upon the validity or enforceability of that certain Right of Entry Agreement dated February 26, 1999, which Right of Entry Agreement has continued and still continues in full force and effect.

         8. CILP, COLP, Buyer, COP LP and MOR each hereby acknowledge that, for purposes of the Purchase and Sale Agreement, the amount of the Debt as of the Closing, regardless of the date upon which the Closing occurs, shall be deemed to be Eight Million Eight Hundred Fifty-Six Thousand Four Hundred Fifty-Four and 40/100 Dollars ($8,856,454.40).

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         IN WITNESS WHEREOF, the parties have executed and delivered this
Amendment and Reinstatement as of the date first written above.


         CILP:        COPLEY INVESTORS LIMITED PARTNERSHIP,
                      a Delaware Limited Partnership

                      By:      Copley Management Partnership,
                               a Massachusetts general partnership, its
                               Managing Partner

                               By:      AEW Advisors, Inc., a Massachusetts
                                        corporation, its Managing General
                                        Partner


                                        By:       /s/ Alison Husid Cutler
                                                 -------------------------------
                                                 Name:Alison Husid Cutler
                                                 Title:Vice President


         BUYER:                   CORPORATE ACQUISITIONS, INC.,
                                  a Delaware corporation



                                  By:      /s/ Roger A. Waesche Jr.
                                           -------------------------------------
                                           Name: ROGER A. WAESCHE JR.
                                           Title: Sr. V.P.


         TITLE COMPANY:           ANCHOR TITLE COMPANY,
                                  a Maryland corporation


                                  By:       /s/ M. Charlotte Powel
                                           -------------------------------------
                                           Name: M. Charlotte Powel
                                           Title: President


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         MOR:           M.O.R. COMMONS LIMITED PARTNERSHIP

                        By:      RA & DM, Inc., its general partner


                                 By:       /s/ Richard Alter
                                          ----------------------------
                                          Name: Richard Alter
                                          Title: President


         COP LP:        CORPORATE OFFICE PROPERTIES, L.P.

                        By:      Corporate Office Properties Trust,
                                 its general partner


                                 By:       /s/ Roger A. Waesche Jr.
                                          ----------------------------
                                          Name: ROGER A. WAESCHE JR.
                                          Title: Sr. V.P. and CFO

         COLP: CILP/COMMONS OFFICE LIMITED PARTNERSHIP, a Delaware limited partnership

                      By: Copley Investors limited Partnership, a Delaware limited partnership, its Managing General Partner

                               By:      Copley Management Partnership,
                                        a Massachusetts general partnership, its
                                        Managing General Partner

                                        By:      AEW Advisors, Inc., a
                                                 Massachusetts corporation, its
                                                 Managing General Partner


                                                 By:   /s/ Alison Husid Cutler
                                                       -------------------------
                                                       Name: Alison Husid Cutler
                                                       Title: Vice President


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